SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Pattern Energy Group Inc.

(Name of Issuer)

Class A Common Stock, par value $0.01

(Title of Class of Securities)

70338P 100

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 70338P 100

1	Name of Reporting Person: Pattern Renewables LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 16,861,099

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 16,861,099

9	Aggregate Amount Beneficially Owned by Each Reporting Person 16,861,099

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 47.5%(1)

12	Type of Reporting Person PN

(1)                                 Based on 35,528,283 Class A Shares outstanding as of October 31, 2013, as reported in Pattern Energy Group Inc.’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 filed with the Commission on November 5, 2013.

CUSIP No. 70338P 100

1	Name of Reporting Person: Pattern Renewables GP LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 16,861,099

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 16,861,099

9	Aggregate Amount Beneficially Owned by Each Reporting Person 16,861,099

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 47.5%(1)

12	Type of Reporting Person OO

(1)                                 Based on 35,528,283 Class A Shares outstanding as of October 31, 2013, as reported in Pattern Energy Group Inc.’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 filed with the Commission on November 5, 2013.

CUSIP No. 70338P 100

1	Name of Reporting Person: Pattern Energy Group LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 16,861,099

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 16,861,099

9	Aggregate Amount Beneficially Owned by Each Reporting Person 16,861,099

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 47.5%(1)

12	Type of Reporting Person PN

(1)                                 Based on 35,528,283 Class A Shares outstanding as of October 31, 2013, as reported in Pattern Energy Group Inc.’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 filed with the Commission on November 5, 2013.

CUSIP No. 70338P 100

1	Name of Reporting Person: Pattern Energy GP LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 16,861,099

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 16,861,099

9	Aggregate Amount Beneficially Owned by Each Reporting Person 16,861,099

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 47.5%(1)

12	Type of Reporting Person OO

(1)                                 Based on 35,528,283 Class A Shares outstanding as of October 31, 2013, as reported in Pattern Energy Group Inc.’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 filed with the Commission on November 5, 2013.

CUSIP No. 70338P 100

1	Name of Reporting Person: Pattern Energy Group Holdings LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 16,861,099

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 16,861,099

9	Aggregate Amount Beneficially Owned by Each Reporting Person 16,861,099

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 47.5%(1)

12	Type of Reporting Person PN

(1)                                 Based on 35,528,283 Class A Shares outstanding as of October 31, 2013, as reported in Pattern Energy Group Inc.’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 filed with the Commission on November 5, 2013.

CUSIP No. 70338P 100

1	Name of Reporting Person: Pattern Energy Group Holdings GP LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 16,861,099

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 16,861,099

9	Aggregate Amount Beneficially Owned by Each Reporting Person 16,861,099

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 47.5%(1)

12	Type of Reporting Person OO

(1)                                 Based on 35,528,283 Class A Shares outstanding as of October 31, 2013, as reported in Pattern Energy Group Inc.’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 filed with the Commission on November 5, 2013.

CUSIP No. 70338P 100

1	Name of Reporting Person: R/C Wind II LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 16,861,099

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 16,861,099

9	Aggregate Amount Beneficially Owned by Each Reporting Person 16,861,099

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 47.5%(1)

12	Type of Reporting Person PN

(1)                                 Based on 35,528,283 Class A Shares outstanding as of October 31, 2013, as reported in Pattern Energy Group Inc.’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 filed with the Commission on November 5, 2013.

CUSIP No. 70338P 100

1	Name of Reporting Person: Riverstone/Carlyle Renewable Energy Grant GP, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 16,861,099

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 16,861,099

9	Aggregate Amount Beneficially Owned by Each Reporting Person 16,861,099

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 47.5%(1)

12	Type of Reporting Person OO

(1)                                 Based on 35,528,283 Class A Shares outstanding as of October 31, 2013, as reported in Pattern Energy Group Inc.’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 filed with the Commission on November 5, 2013.

CUSIP No. 70338P 100

1	Name of Reporting Person: R/C Renewable Energy GP II, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 16,861,099

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 16,861,099

9	Aggregate Amount Beneficially Owned by Each Reporting Person 16,861,099

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 47.5%(1)

12	Type of Reporting Person OO

(1)                                 Based on 35,528,283 Class A Shares outstanding as of October 31, 2013, as reported in Pattern Energy Group Inc.’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 filed with the Commission on November 5, 2013.

Item 1(a).	Name of Issuer: Pattern Energy Group Inc.
Item 1(b).	Address of Issuer’s Principal Executive Offices: Pier 1, Bay 3 San Francisco, CA 94111

Item 2(a).

Names of Persons Filing:
Pattern Renewables LP

Pattern Renewables GP LLC

Pattern Energy Group LP

Pattern Energy GP LLC

Pattern Energy Group Holdings LP

Pattern Energy Group Holdings GP LLC

R/C Wind II LP

Riverstone/Carlyle Renewable Energy Grant GP, L.L.C.

R/C Renewable Energy GP II, L.L.C.

Item 2(b).

Address or Principal Business Office or, if none, Residence:
The principal business office for each of Pattern Renewables LP, Pattern Renewables GP LLC, Pattern Energy Group LP, Pattern Energy GP LLC and Pattern Energy Group Holdings LP is:

Pier 1, Bay 3

San Francisco, CA 94111

The principal business office for each of Pattern Energy Group Holdings GP LLC, R/C Wind II LP, Riverstone/Carlyle Renewable Energy Grant GP, L.L.C. and R/C Renewable Energy GP II, L.L.C. is:

712 Fifth Ave., 36th Floor

New York, NY 10019

Item 2(c).

Citizenship:
Each of Pattern Renewables GP LLC, Pattern Energy GP LLC, Pattern Energy Group Holdings GP LLC, Riverstone/Carlyle Renewable Energy Grant GP, L.L.C. and R/C Renewable Energy GP II, L.L.C. is a Delaware limited liability company.

Each of Pattern Renewables LP, Pattern Energy Group LP, Pattern Energy Group Holdings LP and R/C Wind II LP is a Delaware limited partnership.

Item 2(d).	Title of Class of Securities: Class A common stock, par value $0.01
Item 2(e).	CUSIP Number: 70338P 100

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership:
The percent of class provided for each reporting person below is based on 35,528,283 Class A Shares outstanding as of October 31, 2013, as reported in Pattern Energy Group Inc.’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 filed with the Commission on November 5, 2013.
1.	Pattern Renewables LP
	a.	Amount beneficially owned: 16,861,099
	b.	Percent of class: 47.5%
	c.	Number of units as to which the person has:
		i.	Sole power to vote or to direct the vote: 0
		ii.	Shared power to vote or to direct the vote: 16,861,099
		iii.	Sole power to dispose or to direct the disposition of: 0
		iv.	Shared power to dispose or to direct the disposition of: 16,861,099
2.	Pattern Renewables GP LLC
	a.	Amount beneficially owned: 16,861,099
	b.	Percent of class: 47.5%
	c.	Number of units as to which the person has:
		i.	Sole power to vote or to direct the vote: 0
		ii.	Shared power to vote or to direct the vote: 16,861,099
		iii.	Sole power to dispose or to direct the disposition of: 0
		iv.	Shared power to dispose or to direct the disposition of: 16,861,099
3.	Pattern Energy Group LP
	a.	Amount beneficially owned: 16,861,099
	b.	Percent of class: 47.5%
	c.	Number of units as to which the person has:
		i.	Sole power to vote or to direct the vote: 0
		ii.	Shared power to vote or to direct the vote: 16,861,099
		iii.	Sole power to dispose or to direct the disposition of: 0
		iv.	Shared power to dispose or to direct the disposition of: 16,861,099
4.	Pattern Energy GP LLC
	a.	Amount beneficially owned: 16,861,099

	b.	Percent of class: 47.5%
	c.	Number of units as to which the person has:
		i.	Sole power to vote or to direct the vote: 0
		ii.	Shared power to vote or to direct the vote: 16,861,099
		iii.	Sole power to dispose or to direct the disposition of: 0
		iv.	Shared power to dispose or to direct the disposition of: 16,861,099
5.	Pattern Energy Group Holdings LP
	a.	Amount beneficially owned: 16,861,099
	b.	Percent of class: 47.5%
	c.	Number of units as to which the person has:
		i.	Sole power to vote or to direct the vote: 0
		ii.	Shared power to vote or to direct the vote: 16,861,099
		iii.	Sole power to dispose or to direct the disposition of: 0
		iv.	Shared power to dispose or to direct the disposition of: 16,861,099
6.	Pattern Energy Group Holdings GP LLC
	a.	Amount beneficially owned: 16,861,099
	b.	Percent of class: 47.5%
	c.	Number of units as to which the person has:
		i.	Sole power to vote or to direct the vote: 0
		ii.	Shared power to vote or to direct the vote: 16,861,099
		iii.	Sole power to dispose or to direct the disposition of: 0
		iv.	Shared power to dispose or to direct the disposition of: 16,861,099
7.	R/C Wind II LP
	a.	Amount beneficially owned: 16,861,099
	b.	Percent of class: 47.5%
	c.	Number of units as to which the person has:
		i.	Sole power to vote or to direct the vote: 0
		ii.	Shared power to vote or to direct the vote: 16,861,099

		iii.	Sole power to dispose or to direct the disposition of: 0
		iv.	Shared power to dispose or to direct the disposition of: 16,861,099
8.	Riverstone/Carlyle Renewable Energy Grant GP, L.L.C.
	a.	Amount beneficially owned: 16,861,099
	b.	Percent of class: 47.5%
	c.	Number of units as to which the person has:
		i.	Sole power to vote or to direct the vote: 0
		ii.	Shared power to vote or to direct the vote: 16,861,099
		iii.	Sole power to dispose or to direct the disposition of: 0
		iv.	Shared power to dispose or to direct the disposition of: 16,861,099
9.	R/C Renewable Energy GP II, L.L.C.
	a.	Amount beneficially owned: 16,861,099
	b.	Percent of class: 47.5%
	c.	Number of units as to which the person has:
		i.	Sole power to vote or to direct the vote: 0
		ii.	Shared power to vote or to direct the vote: 16,861,099
		iii.	Sole power to dispose or to direct the disposition of: 0
		iv.	Shared power to dispose or to direct the disposition of: 16,861,099

The reporting persons beneficially own Class A Shares of Pattern Energy Group Inc.  Pattern Renewables GP LLC is the general partner of Pattern Renewables LP.  Pattern Energy Group LP is the sole member of Pattern Renewables GP LLC.  Pattern Energy GP LLC is the general partner of Pattern Energy Group LP.  Pattern Energy Group Holdings LP is the managing member of Pattern Energy GP LLC.  Pattern Energy Group Holdings GP LLC is the general partner of Pattern Energy Group Holdings LP.  R/C Wind II LP is the managing member of Pattern Energy Group Holdings GP LLC.  Riverstone/Carlyle Renewable Energy Grant GP, L.L.C. is the general partner of R/C Wind II LP.  R/C Renewable Energy GP II, L.L.C. is the managing member of Riverstone/Carlyle Renewable Energy Grant GP, L.L.C.  The reporting persons other than Pattern Renewables LP may therefore be deemed to beneficially own securities of Pattern Energy Group Inc. owned directly or indirectly by Pattern Renewables LP.

Item 5.	Ownership of Five Percent or Less of a Class:
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:
Not applicable.

Item 8.	Identification and Classification of Members of the Group:
Not applicable.

Item 9.	Notice of Dissolution of Group:
Not applicable.

Item 10.	Certifications:
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete and correct.

Dated: February 13, 2014	PATTERN RENEWABLES LP

	By:	/s/ Dyann S. Blaine
	Name:	Dyann S. Blaine
	Title:	Vice President

PATTERN RENEWABLES GP LLC

	By:	/s/ Dyann S. Blaine
	Name:	Dyann S. Blaine
	Title:	Vice President

PATTERN ENERGY GROUP LP

	By:	/s/ Dyann S. Blaine
	Name:	Dyann S. Blaine
	Title:	Vice President

PATTERN ENERGY GP LLC

	By:	/s/ Daniel M. Elkort
	Name:	Daniel M. Elkort
	Title:	Vice President

PATTERN ENERGY GROUP HOLDINGS LP

	By:	/s/ Daniel M. Elkort
	Name:	Daniel M. Elkort
	Title:	Vice President

[Signature Page — Schedule 13G]

PATTERN ENERGY GROUP HOLDINGS GP LLC

By R/C Wind II LP, its managing member

By Riverstone/Carlyle Renewable Energy Grant GP, L.L.C.,
its general partner

By R/C Renewable Energy GP II, L.L.C., its sole member

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Authorized Person

R/C WIND II LP

By Riverstone/Carlyle Renewable Energy Grant GP, L.L.C.,
its general partner

By R/C Renewable Energy GP II, L.L.C., its sole member

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Authorized Person

RIVERSTONE/CARLYLE RENEWABLE ENERGY GRANT GP, L.L.C.

By R/C Renewable Energy GP II, L.L.C., its sole member

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Authorized Person

R/C RENEWABLE ENERGY GP II, L.L.C.

By:	/s/ Thomas J. Walker
Name:	Thomas J. Walker
Title:	Authorized Person

[Signature Page — Schedule 13G]

LIST OF EXHIBITS

Exhibit No.	Description
99.1	Joint Filing Agreement